Exhibit 28(h)(iii)

PFM FUNDS

FEE LIMITATION AGREEMENT

FOR PRIME SERIES

Fee Limitation Agreement effective this 1st day of July, 2014 (the “Agreement”) by and between PFM Funds, a business trust organized under the laws of the Commonwealth of Virginia (the “Trust”), on behalf of Prime Series, a series of the Trust, and PFM Asset Management LLC (“PFMAM”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, PFMAM renders investment advisory services to Prime Series pursuant to the terms and provisions of an Investment Advisory Agreement dated as of July 1, 2014 (the “2014 Advisory Agreement”). PFMAM previously rendered investment advisory services to Prime Series pursuant to the terms and provisions of an Investment Advisory Agreement dated as of July 1, 2009 (the “2009 Advisory Agreement”), including the fee schedule set forth therein (the “2009 Advisory Fee Schedule”); and

WHEREAS, PFMAM renders administrative services to Prime Series pursuant to the terms and provisions of an Amended and Restated Administration Agreement dated as of December 16, 2009, as amended and restated as of July 1, 2014 (the “2014 Administration Agreement”), and PFMAM previously rendered administrative services to Prime Series pursuant to the terms and provisions of an Administration Agreement dated as of December 16, 2009 (the “2009 Administration Agreement”), including the fee schedule set forth therein (the “2009 Administration Fee Schedule”); and

WHEREAS, PFMAM renders transfer agent services to Prime Series pursuant to the terms and provisions of an Amended and Restated Transfer Agency Agreement dated as of December 16, 2009, as amended and restated as of July 1, 2014 (the “2014 Transfer Agent Agreement”), and PFMAM previously rendered transfer agent services to Prime Series pursuant to the terms and provisions of a Transfer Agency Agreement dated as of December 16, 2009 and amended as of August 5, 2010 and as of May 4, 2011 (“2009 Transfer Agent Agreement”), including the fee schedule set forth therein (the “2009 Transfer Agent Fee Schedule”) (the 2014 Advisory Agreement, the 2014 Administration Agreement and the 2014 Transfer Agent Agreement are collectively referred to herein as the “2014 PFMAM Agreements” and the fees payable to PFMAM under the 2014 PFMAM Agreements are collectively referred to herein as the “2014 PFMAM Agreement Fees;” the 2009 Advisory Agreement, the 2009 Administration Agreement and the 2009 Transfer Agent Agreement are collectively referred to herein as the “2009 PFMAM Agreements;” the 2009 Advisory Fee Schedule, the 2009 Administration Fee Schedule and the 2009 Transfer Agent Fee Schedule are collectively referred to herein as the “2009 PFMAM Fee Schedules;” and the fees payable to PFMAM under the 2009 PFMAM Agreements as the “2009 PFMAM Agreement Fees); and

WHEREAS, in connection with the SNAP® Class of Prime Series (the "SNAP Class"), PFMAM and the Treasury Board of the Commonwealth of Virginia (the “Virginia Treasury Board”) entered into an agreement dated as of April 1, 2010 (the “2010 SNAP Agreement”), under which: (i) PFMAM agreed that the 2009 PFMAM Agreement Fees charged to the SNAP Class by PFMAM under the 2009 PFMAM Agreements would be waived by PFMAM such that, in the aggregate, fees borne by the shares of the SNAP Class would not exceed an amount equal to: 0.09% on the first $1 billion of the average daily net assets of the SNAP Class, 0.065% of the next $2 billion of such assets, and 0.05% on such assets over $3 billion (the “SNAP Fee Limitation”); and (ii) that fees in excess of the SNAP Fee Limitation waived by PFMAM would not be subject to recoupment by PFMAM; and

WHEREAS, the 2010 SNAP Agreement is scheduled to expire on March 31, 2015 (the “Initial Term”), unless terminated earlier in accordance with the provisions thereof, and the Initial Term is subject to three one-year extensions, upon mutual agreement of the Virginia Treasury Board and PFMAM; and

WHEREAS, in connection with its preparation of the proxy materials in connection with seeking shareholder approval of the 2014 Investment Advisory Agreement, PFMAM agreed to limit, for the two-year period commencing July 1, 2014 and extending through June 30, 2016 (the “Limitation Period”) the amount of the 2014 PFMAM Agreement Fees charged by PFMAM to the SNAP Class, the Institutional Class and the Colorado Investors Class under the 2014 PFMAM Agreements such that the amount payable by each such Class under such agreements would not exceed the amounts that would have been payable under the 2009 Fee Schedules, taking into account the SNAP Fee Limitation (but without regard to any other fee waiver or deferral agreement or operating expense limitation agreement entered into by PFMAM respecting fees payable under the 2009 PFMAM Fee Schedules).

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.          LIMIT ON OPERATING EXPENSES. During the Limitation Period and taking into account the SNAP Fee Limitation, PFMAM hereby agrees to waive fees payable to it by each of the SNAP Class, Institutional Class and Colorado Investors Class as may be necessary such that the 2014 PFMAM Agreement Fees of each such Class do not exceed the amount of fees payable to PFMAM under the 2009 PFMAM Fee Schedules and borne by shares of such Class (determined without regard to any other fee deferrals or waivers or operating expense limitations by PFMAM that may have been in effect with respect to the 2009 PFMAM Agreements (other than the SNAP Fee Limitation)).

2.          TERM. This Agreement shall become effective as of the date first written above and shall remain in effect for a period of two years, unless sooner terminated as provided in Paragraph 3 of this Agreement.

3.          TERMINATION. This Agreement may not be terminated by PFMAM without the consent of the Trust but will automatically terminate upon the termination of the 2014 Advisory Agreement, the 2014 Administration Agreement or the 2014 Transfer Agent Agreement. This Agreement may be terminated at any time, and without payment of any penalty, by the Trust.

4.          ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.          SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.          GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all as of the day and year first above written.

PFM Funds, on behalf of Prime Series

By: _________________________

Title: ________________________

PFM Asset Management LLC

By: ___________________________

Title: ________________________